Exhibit 10.9

FIFTH AMENDMENT TO THE

2004 LONG-TERM INCENTIVE PLAN

of

FOSSIL, INC.

WHEREAS, Fossil, Inc. (the “Company”) has previously adopted the 2004 Long-Term Incentive Plan (the “Plan”), providing for awards to provide Participants with a proprietary interest in the growth and performance of the Company and its Subsidiaries;

WHEREAS, the Plan authorizes Stock Awards, which may be denominated in units of Common Stock; and

WHEREAS, to facilitate the Company’s award of restricted stock units under the Plan, the Board has authorized that the Plan be amended, to clarify its terms with respect to awards of restricted stock units thereunder, and to specify the terms of restricted stock unit awards;

NOW, THEREFORE, THE PLAN IS HEREBY AMENDED AS FOLLOWS:

New Section 7(e) is added to the Plan, to provide as follows:

7. Awards.

(e) Restricted Stock Units. An award may consist of Restricted Stock Units. A Restricted Stock Unit shall entitle the Participant to receive a share of Common Stock at such future time and upon such terms as specified by the Committee in the Award Agreement. Restricted Stock Units issued under the Plan may have restrictions which lapse based upon continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attaining growth rates and other comparable measurements of performance that the Committee may determine appropriate. The Committee may require a cash payment from the Participant in exchange for the grant of Restricted Stock Units or may grant Restricted Stock Units without the requirement of a cash payment.

Executed this 1st day of January, 2006.

FOSSIL, INC.

By:	/s/ Kosta N. Kartsotis
Name:	Kosta N. Kartsotis
Title:	President and Chief Executive Officer